Exhibit 99.3

Mkango Rare Earths Limited

2 Sheriff Road

London, NW6 2AP, United Kingdom

Tel: (+44) 207 3722 744

February 13, 2026

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Industrial Applications and Services

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Mkango Rare Earths Limited, as Registrant
CIK No. 0002052373 Draft Registration Statement on Form F-4
Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Mkango Rare Earths Limited (formerly known as Lancaster Exploration Limited), a foreign private issuer and an exempted company limited by shares incorporated under the laws of the British Virgin Islands (the “Registrant”), is making this representation in connection with the Registrant’s confidential submission on the date hereof of its draft registration statement on Form F-4, as amended (the “Draft Submission”) relating to the business combination transactions (the “Business Combination”) contemplated by the Business Combination Agreement, dated as of July 2, 2025, as amended by that certain Amendment No. 1, dated as of February 13, 2026, by and among the Registrant, Crown PropTech Acquisitions, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“CPTK”), and the other parties thereto.

The Registrant has included in the Draft Submission its audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the audited financial statements included in the registration statement shall be as of a date not older than 12 months from the time the document is filed, unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Registrant hereby represents that:

1.	The Registrant is not currently a public reporting company in any other jurisdiction.

2.	The Registrant is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Draft Submission.

3.	Full compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Registrant.

4.	The Registrant does not anticipate that its audited financial statements as of and for the fiscal year ended December 31, 2025 will be available until April 2026.

5.	In no event will the Registrant seek effectiveness of the publicly-filed registration statement if its audited financial statements are older than 15 months.

The Registrant is filing this representation as an exhibit to the Draft Submission pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Mkango Rare Earths Limited

By:	/s/ Alexander Lemon
Name:	Alexander Lemon
Title:	Chief Executive Officer